Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Reports Record Earnings and Projects Further Growth in Fiscal 2013

Ankeny, IA, June 12, 2012—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.61 in basic earnings per share for the fourth quarter of fiscal 2012 ended April 30, 2012 compared to $0.60 for the same period a year ago. For the year, basic earnings per share were $3.07 versus $2.24. After adjusting for the $17.6 million post-tax impact of the costs associated with the hostile takeover attempt by Alimentation Couche-Tard, Inc., basic earnings per share last year would have been $2.65.

“In the fourth quarter, the gas margin was down nearly 2 cents per gallon from the same period a year ago, which reduced basic earnings per share by approximately 12 cents,” said President and CEO Robert J Myers. “We were pleased with our ability to offset this decline with strong sales and margin gains inside our stores. Inside gross profit dollars for the quarter were up nearly 19% and we are optimistic about our growth potential in fiscal 2013 with the various operational initiatives we are implementing.”

Gasoline—In the fourth quarter, same-store gallons sold rose 2.5% with an average margin of 13.7 cents per gallon. “Same store gallons improved in the fourth quarter as we experienced more favorable weather compared to a year ago.” said Myers. The Company’s annual goal was to increase same-store gasoline gallons sold 1% with an average margin of 13.5 cents per gallon. For the fiscal year, same-store gallons sold were down 1.5% with an average margin of 15.3 cents. Total gallons sold for the year were up 5.9% and gross profit dollars rose 6.8%.

Grocery & Other Merchandise—For the quarter, same-store sales rose 8.5% from the same period a year ago with an average margin of 33.0%. “We continued to benefit from major remodels and stores converted to 24-hour operations,” stated Myers. “These initiatives, along with favorable weather, helped increase same store customer count 7.4% and drove total sales for the quarter up 12.7% from a year ago.” Gross profit dollars increased 15.9% for the fourth quarter and 15.1% for the fiscal year compared to prior periods. Casey’s annual goal was to increase same-store sales 5.8% with an average margin of 32.8%. Same-store sales finished up 6.7% for fiscal 2012, with an average margin of 32.5%. Fiscal 2012 total sales were $1.4 billion, up 14.2% from a year ago.

Prepared Food & Fountain—Same-store sales for the quarter were up 16.8% from the same period a year ago. The average margin for the quarter was 60.8%, up 60 basis points from last year’s fourth quarter, primarily due to lower commodity costs. “The same-store sales lift in the quarter was impressive considering it was compared to an 11.8% increase last year,” said Myers. “Major remodels and 24-hour conversions are having a significant impact on sales in this category, as is the expansion of our pizza delivery program.” The goal for fiscal 2012 was to increase same-store sales 7.7% with an average margin of 61.8%. Same-store sales for fiscal 2012 were up 14.3% with an average margin of 60.7%. Total sales for the fiscal year were $499.7 million, up 20.3% from the previous year.

Operating Expenses—For the fiscal year, operating expenses increased 13.3% to $688.4 million. For the quarter, operating expenses were up 16.9%. After adjusting for the $16 million in expenses associated with the unsolicited offer by Couche-Tard in the prior year, expenses increased 16.4% for the fiscal year. “Approximately $61 million of the operating expense increase for the year resulted from stores newly constructed, acquired or replaced in the past two fiscal years, along with the stores impacted by major remodels, 24-hour conversion, and pizza delivery,” stated Myers. “We are excited about the profitability of all of these initiatives and we will remain disciplined with their implementation.” Store level operating expenses for the fiscal year increased less than 5% for the remaining store base.

Expansion—The annual goal was to increase the total number of stores 4-6%. For the fiscal year, the Company achieved this goal by acquiring 35 stores and completing 30 new-store constructions, bringing the year-end store count to 1,699. In addition to this activity, the Company also replaced 10 stores during the year. “We look forward to opening our first stores in Kentucky and Tennessee in fiscal 2013 and remain optimistic about future growth opportunities as we expand our market,” said Myers.

Fiscal 2013 Goals—The corporate performance goals for fiscal 2013 are as follows:

•	Increase same-store gasoline gallons sold 1% with an average margin of 14 cents per gallon

•	Increase same-store grocery and other merchandise sales 6.2% with an average margin of 32.7%

•	Increase same-store prepared food and fountain sales 11% with an average margin of 61.1%

•	Increase the total number of stores 4-6%. In addition, replace 20 stores and complete 50-75 major remodels

Dividends—At its June meeting, the Board of Directors increased the quarterly dividend to $0.165 per share. The dividend is payable August 15, 2012 to shareholders of record on August 1, 2012.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended April 30,		Year ended April 30,
	2012	2011	2012	2011
Total revenue	$1,752,504	$1,549,495	$6,987,804	$5,635,240
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,507,264	1,332,307	5,984,114	4,754,173

Gross profit	245,240	217,188	1,003,690	881,067
Operating expenses	175,952	150,473	688,431	607,628
Depreciation and amortization	25,609	21,982	96,552	82,355
Interest, net	8,751	8,867	35,192	28,497
Loss on early retirement of debt	—	—	—	11,350

Earnings before income taxes	34,928	35,866	183,515	151,237
Federal and state income taxes	11,859	13,096	66,724	56,614

Net earnings	$23,069	$22,770	$116,791	$94,623

Basic earnings per share	$.61	$.60	$3.07	$2.24
Weighted average shares outstanding	38,120	37,956	38,068	42,285
Diluted earnings per share	$.60	$.60	$3.04	$2.22
Weighted average shares outstanding	38,481	38,257	38,392	42,567

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	April 30,	April 30,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$55,919	$59,572
Receivables	21,700	20,154
Inventories	170,794	159,200
Prepaid expenses	1,298	1,180
Deferred income taxes	13,143	10,405
Income taxes receivable	16,424	43,376

Total current assets	279,278	293,887

Other assets, net of amortization	12,403	11,721
Goodwill	104,385	88,042
Property and equipment, net of accumulated depreciation of $860,998 at
April 30, 2012, and of $777,342 at April 30, 2011	1,378,749	1,217,305

Total assets	$1,774,815	$1,610,955

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$600
Current maturities of long-term debt	10,737	1,167
Accounts payable	211,165	215,675
Accrued expenses	84,739	77,058

Total current liabilities	306,641	294,500

Long-term debt, net of current maturities	667,930	678,680
Deferred income taxes	260,405	203,078
Deferred compensation	14,698	13,858
Other long-term liabilities	19,100	16,943

Total liabilities	1,268,774	1,207,059

Total shareholders’ equity	506,041	403,896

Total liabilities and shareholders’ equity	$1,774,815	$1,610,955

Sales and Gross Profit by Product

(Amounts in thousands)

Year ended 4/30/12	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$5,092,311	$1,364,995	$499,712	$30,786	$6,987,804
Gross profit	$226,559	$443,245	$303,159	$30,727	$1,003,690
Margin	4.4%	32.5%	60.7%	99.8%	14.4%
Gasoline gallons	1,476,154

Year ended 4/30/11
Sales	$3,998,702	$1,195,613	$415,240	$25,685	$5,635,240
Gross profit	$212,038	$385,250	$258,151	$25,628	$881,067
Margin	5.3%	32.2%	62.2%	99.8%	15.6%

Gasoline gallons	1,394,457

Gasoline Gallons

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	-2.7%	-2.9%	-2.4%	2.5%	-1.5%
F2011	1.5	3.6	3.5	-1.9	1.6
F2010	3.2	-0.7	-2.9	0.2	-0.1

Gasoline Margin

(Cents per gallon, excluding credit card fees)

									Fiscal
	Q1		Q2		Q3		Q4		Year
F2012	17.2	¢	16.7	¢	13.6	¢	13.7	¢	15.3	¢
F2011	16.4		14.9		13.9		15.6		15.2
F2010	15.7		14.3		12.4		13.1		13.9

Grocery & Other Merchandise

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	6.2%	5.8%	6.3%	8.5%	6.7%
F2011	2.0	6.9	5.8	4.8	4.6
F2010	6.4	1.9	1.7	3.1	3.3

Grocery & Other Merchandise

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	32.5%	32.5%	31.8%	33.0%	32.5%
F2011	32.8	32.9	30.9	32.1	32.2
F2010	34.3	34.1	32.7	33.1	33.6

Prepared Food & Fountain

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	15.3%	14.2%	12.6%	16.8%	14.3%
F2011	2.4	7.2	10.5	11.8	7.7
F2010	6.6	3.4	1.4	5.3	4.2

Prepared Food & Fountain

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2012	61.2%	59.5%	61.2%	60.8%	60.7%
F2011	63.8	62.7	62.1	60.2	62.2
F2010	63.8	64.6	62.8	64.1	63.8

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 13, 2012. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.